As filed with the Securities and Exchange Commission on July 25, 1997
                              Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               DIASYS CORPORATION
                 (Name of Small Business Issuer in its Charter)

        DELAWARE              3841-0000                 06-1339248
(State of Incorporation)  (S.I.C. Code No.) (I.R.S. Employer Identification No.)

                              49 LEAVENWORTH STREET
                               WATERBURY, CT 06702
                                 (203) 755-5083
          (Address and telephone number of Principal Executive Office)

                             STANLEY MOSKOWITZ, ESQ.
                          MOSKOWITZ ALTMAN & HUGHES LLP
                         11 EAST 44TH STREET, SUITE 504
                            NEW YORK, NEW YORK 10017
                                 (212) 953-1121

                      (Name, address, and telephone number
                              of Agent for Service)

                           ---------------------------

      APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
      As soon as practicable after the date this Registration Statement becomes effective.

                                   ----------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. /x/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================

                               PROPOSED         PROPOSED           MAXIMUM
TITLE OF EACH CLASS OF       AMOUNT TO BE   MAXIMUM OFFERING   AGGREGATE OFFERING      AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED   PRICE PER UNIT (1)      PRICE (1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock                    80,000          $ 7.125            $ 570,000            $ 172.73
$.001 Par Value
-----------------------------------------------------------------------------------------------------
AMOUNT DUE..........................................................................    $ 172.73
=====================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the closing price of the Common Stock of DiaSys Corporation reported on the National Association of Securities Dealers Automated Quotation System on July 24, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   PRELIMINARY PROSPECTUS DATED JULY 23, 1997

                              SUBJECT TO COMPLETION
PROSPECTUS

                          80,000 SHARES OF COMMON STOCK

                               DIASYS CORPORATION

      This Prospectus relates to the offer and sale of shares of common stock (the "Common Shares") of DiaSys Corporation (the "Company"), which may be offered hereby from time to time by the Selling Shareholders as described herein (the "Selling Shareholder") for their own benefit.

      The Common Shares offered hereby were issued by the Company in connection with (i) the extension of the Company's agreement with a consultant for certain investment banking services to be performed and (ii) the commissions payable to a sales agent for services to be rendered in soliciting the exercise of certain warrants issued by the Company. The Company will receive none of the proceeds from the sale of the Common Shares being sold in this offering. All expenses of registration incurred in connection with this offering are being borne by the Company, except the Selling Shareholders will bear the cost of selling expenses. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus forms a part.

      All or a portion of the Common Shares offered hereby may be offered for sale, from time to time on the National Association of Securities Dealers Small Cap Market (NASDAQ) system, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholders.

      The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

      The Common Shares of the Company are listed on NASDAQ under the Symbol "DIYS". On July 24, 1997, the last reported closing price of the Common Shares on NASDAQ was $7.125 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
           IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED
             BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE
                     INVESTMENT. SEE "RISK FACTORS" PAGE 8.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY
            STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company or in any other information contained herein since the date of the Prospectus.

              -----------------------------------------------------

                  The date of this Prospectus Is July 25, 1997

                      ------------------------------------

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Form S-3 Registration Statement under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits thereto. For further information about the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following Regional Office of the Commission:
Room 1228, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the registrants that file electronically with the Commission and such address site on the Web is (hhh://www/sec/gov).

      The Company is subject to informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission.

                   CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

      The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

      1. The Company's Annual Report on Form 10K-SB for the fiscal year ended June 30, 1996 and Form 10Q-SB Report for the three month period ending March 31, 1997.

      2. The definitive Proxy Statement of the Company filed pursuant to Section 14 of the Exchange Act in connection with the 1996 Annual Meeting of Stockholders of the Company.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference herein and be a part hereof from the date of filing of such documents. To the extent not superseded hereby or by documents subsequently filed or furnished, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the documents incorporated herein by reference (other than exhibits to such documents). Requests for such copies should be directed to DiaSys Corporation, 49 Leavenworth Street, Waterbury, Connecticut 06702, Attention: Michael Primini, Secretary, Telephone (203) 755-5083.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein.

                                   THE COMPANY

      DiaSys Corporation (the "Company") was organized in 1992 in the State of Connecticut and effected a statutory merger into a Delaware Corporation of the same name in 1993. The Company designs, develops, manufactures, and distributes proprietary products for medical and clinical laboratory applications. The Company's strategy is to develop workstation products that reduce the user's operating costs and improve safety through automation of routine testing procedures.

      The Company's first product family is the "R/S" series workstations used to automate and standardize routine urine sediment analysis conducted in hospitals private clinics, and physician group practices. The "R/S" family of products is comprised of: (i) the R/S 2000 which was the Company's first product; (ii) the R/S 1000 which was introduced in May of 1995; and, (iii) the R/S 2003 which was introduced in September, 1995. The R/S 1000 serves the needs of small laboratories; the R/S 2000 serves the mid-sized user; and the R/S 2003 accommodates high volume laboratories. The Company believes that all three products satisfy the critical requirements of routine analysis of urine sediment at each level.

      The "R/S 2003", "R/S 2000" and "R/S 1000" are designed primarily to automate human urine sediment analysis. Such analysis are performed by doctors offices, hospitals, and clinical reference laboratories to assist in the detection of disease and abnormalities.

      In May of 1996, the Company introduced its fourth workstation product, the "FE-2." The FE-2 is the first of a new family of products designed by the Company for use in microbiology. More specifically, the FE-2 is a counter top instrument which automates and reduces the cost of microscopic analysis of fecal concentrates. Microscopic analysis of feces is performed by thousands of hospital, public health and private commercial laboratories world wide in order to detect the presence of ova (eggs), cysts, and parasites in the lower intestinal tract of human and animals. The knowledge of the presence of such organisms is critical to the proper care of the patient. The test is non-invasive, can be performed on an out-patient basis, and quickly provides confirmatory results.

      The Company has several additional proprietary products in various stages of design and development. Each new product is designed to upgrade and/or create workstations from currently employed laboratory equipment. There can be no assurance that the Company will be able to continue to develop commercially successful products.

      On November 1, 1996, the Company entered into a product integration agreement (the "IMI Agreement") with Intelligent Medical Imaging Inc. ("IMI") pursuant to which IMI agreed to purchase a combination of two hundred (200) R/S 2003 and FE-2 workstations. The first one hundred units of R/S 2003 workstations were delivered on or before March 27, 1997. Pursuant to the IMI Agreement, IMI was under an obligation to order the remaining one hundred workstations prior to June 30, 1997 and accept delivery thereof by December 31, 1997. On June 16, 1997, IMI advised the Company that it was rejecting all workstations as non-conforming under the terms of the IMI Agreement. On July 3, 1997, and following several communications between the parties, the Company notified IMI that it had suspended the IMI Agreement pending the resolution of the outstanding disputes including the conformity of the goods and non-payment for the goods delivered. On July 17, 1997, IMI notified the Company that it had terminated the IMI Agreement due to the Company's alleged breaches of the IMI Agreement. The Company believes that it did not breach the IMI Agreement and disputes the termination of the IMI Agreement by IMI. The Company intends to pursue its remedies against IMI, including compensation to the Company for loss of profit. The Company believes that it will ultimately prevail in obtaining a resolution of its claims against IMI (See Risk Factor: Termination of a Material Contract).

      On June 27, 1996 the Company entered into a strategic cooperation agreement with Bayer Inc. of Canada. Under the agreement, Bayer's Health Care Division and the Company will jointly market their urine analysis workstations to hospitals and clinical reference laboratories in Canada. The two companies have also agreed to engage in joint product development if and as mutually advisable. Bayer Inc. is the Canadian subsidiary of the health care giant Bayer A.G. headquartered in Germany.

         In addition, the Company's products have been approved, marketed, and/or sold to SmithKline Beecham Clinical Laboratories, the Mid-Atlantic Group Networks of Shared Services, Inc. (A 2,500 member consortium of hospital purchasing agents), the General Services Administration of the United States Government; Kaiser Permanente, Southern California Region, AmeriNet, Inc. (an association with 3,500 member laboratories) and Quest Diagnostics (Corning Metpath). See "Business of the Company." The Company has also commenced distribution operations in Europe, South America, Central America, China and parts of Pacific-Asia.

      The Company's principal office is located at 49 Leavenworth Street, Waterbury, Connecticut, 06702. The Company's telephone number is (203) 755-5083.

                                  RISK FACTORS

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD ONLY BE PURCHASED BY SUITABLE INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THESE OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      1   Termination of a Material Contract. On November 1, 1996, the Company
entered into a product integration agreement (the "IMI Agreement") with Intelligent Medical Imaging Inc. ("IMI") pursuant to which IMI agreed to purchase a combination of two hundred (200) R/S 2003 and FE-2 workstations. The first one hundred units of R/S 2003 workstations were delivered on or before March 27, 1997. Pursuant to the IMI Agreement, IMI was under an obligation to order the remaining one hundred workstations prior to June 30, 1997 and accept delivery thereof by December 31, 1997. As of July 22, 1997, the Company has an account receivable in the amount of $394,031 on July 17, 1997 from IMI. On June 16, 1997, IMI advised the Company that it was rejecting all workstations as non-conforming under the terms of the IMI Agreement. On July 3, 1997, and following several communications between the parties, the Company notified IMI that it had suspended the IMI Agreement pending the resolution of the outstanding disputes including the conformity of the goods and non-payment for the goods delivered. On July 17, 1997, IMI notified the Company that it had terminated the IMI Agreement due to the Company's alleged breaches of the IMI Agreement. The Company believes that it did not breach the IMI Agreement and disputes the termination of the IMI Agreement by IMI. While the Company will pursue all its remedies against IMI including compensation to the Company for the loss of profit, there can be no assurance that the Company will recover the gross margins that the Company expected to receive under the IMI Agreement.

      2   History of Losses and Costs connected with Expansion. The Company is in a development stage and has a short history of revenue producing activities. Accordingly, the Company's operations are subject to all the risks inherent in the business. The Company has generated limited revenue and has incurred net losses of $3,028,401 from its inception (March 27, 1992) to March 31, 1997. The Company's operating expenses have increased and can be expected to continue to increase significantly with the Company's proposed expansion of marketing and sales efforts and other contemplated expenditures. There can be no assurance that the Company will be able to achieve and sustain profitable operations or meet its liabilities as they become due.

      3   Possible Need for Additional External Financing. Notwithstanding the
Company's estimate that it will not require additional external financing for the next twelve months to implement its business plan, in the event that the Company's plans change, its assumptions change or prove to be inaccurate, the Company would be required to seek additional financing sooner than currently anticipated or, if such funding were not received, curtail its operations. The Company has no current arrangements with respect to, or sources of additional financing. There can be no assurance that such additional financing will be available on acceptable terms, or at all.

      4   Lack of Market Acceptance and Risk of Technical Obsolescence. The
Company expects that the laboratory equipment market will continue to be subject to frequent and rapid changes in technology and customer preferences. There can be no assurance that any new products will be successfully developed or achieve market acceptance, or that other laboratory equipment vendors will not develop and market products which render obsolete or less marketable the Company's existing products or its products under development.

      5   Competition. Many of the Company's competitors and potential competitors have substantially greater financial, research and development, manufacturing and marketing resources, and also may offer well established, broad product lines and ancillary services. Long term or preferential supply arrangements between competitors and hospitals may act as a barrier to market entry to the Company's products. Competing companies may develop products that are more useful or less costly, rendering the Company's products obsolete.

      6   Cost Containment. Recently, reductions have been made for Medicare reimbursements for capital equipment which may include the Company's products and/or the tests they perform. The Company believes efforts at cost containment resulting from the reduction of reimbursements has caused some doctors and hospitals to reduce the number of tests being conducted, thus diminishing the relative cost effectiveness of the Company's products. Hospitals have imposed more intense reviews of capital acquisitions, particularly for new systems which address areas traditionally not requiring significant capital investments. The factors described above may materially adversely affect sales and Company operations, although the Company believes the Company's products are cost effective regardless of reimbursement provisions.

      7   Lack of Protection of Proprietary Rights. Although the Company has
received patent protection for its R/S technology, and is applying for similar protection of its FE technology, there can be no assurance that any future applications by the Company for patent protection will result in patents being issued for additional protection of other inventions of the Company in the United States or internationally, or, if issued, that such patents will provide a competitive advantage or will afford protection against competitors with similar technology, or that competitors of the Company will not circumvent, or challenge the validity of, any patents issued to or licensed by the Company. Moreover, there can be no assurance that the Company's non-disclosure agreements and other safeguards will protect its proprietary information and trade secrets or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information. In the event that the Company becomes involved in litigation to enforce its proprietary rights, the length and cost of such litigation may divert the efforts of the Company and its management with no guarantee of success.

      There can be no assurance that claims alleging the R/S or FE technologies, or other inventions of the Company, infringe upon intellectual property rights of others will not be brought against the Company in the future, or that, if made, such claims will not be successful. In addition to any potential monetary liability for damages, the Company could be enjoined from making or selling the R/S and/or FE workstation products or any other product developed by the Company. The Company has obtained insurance in the sum of $500,000 with a 25% co-payment provision, to cover legal fees and expenses in prosecuting and/or defending the Company's patents.

      8   Government Regulation. Although the Company's current products are exempt from Food and Drug Administration ("FDA") 510(k) premarket notification requirements, the development, testing, manufacturing and marketing of the laboratory products in the United States generally requires governmental clearance before marketing. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. Certain of the Company's future diagnostic products may require submission of a PMA (pre-market approval) application to the FDA which generally involves a substantially longer review process than that of a 510(k) premarket notification. Delays in receipt of or failure to receive clearances to commence clinical studies or to market products, would adversely affect the marketing of the Company's proposed products and the results of future operations. Commercial distribution in most foreign countries are also subject to varying government regulations.

      The manufacturing processes of the Company's products are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes, and regarding the manufacture, testing, labeling, record keeping, and storage of diagnostic devices, including current Good Manufacturing Practices regulations and similar foreign regulations.

      9   Proposed Legislation Affecting the Health Care Industry. Several bills have been introduced in the U.S. Congress to change the existing health care system in the United States. At the present time, the Company is unable to predict what affect, if any, a change in the health care system would have on the Company. While the Company believes that the cost effectiveness of its products should benefit medical and clinical laboratories if their revenues are further controlled, medical and clinical laboratories may elect to postpone important decisions regarding capital expenditures until any changes in the health care system, if any, are completed and their full scope and effect known.

      10   Dependence on Sub-Contractors. Certain components of the Company's products are currently produced by sub-contract manufacturers pursuant to the Company's specifications. There can be no assurance that the Company will be able to renew its contracts with its subcontractors or that any sub-contractors engaged by the Company will meet the

Company's requirements for quality, quantity, timeliness, or pricing or that the Company would be able to find or obtain substitute manufacturers, if required.

      11   Expenses and Uncertainty of Marketing Expansion. The Company
currently markets its products through regional sales managers in North America and through distributors in several foreign countries. There can be no assurance that marketing and sales efforts and increased expenditures will result in significantly greater product recognition or market penetration, or significantly increased levels of revenues.

      12   Dependence on Key Personnel. The Company's success will be dependent to a significant degree upon the involvement of Todd M. DeMatteo, the Chief Executive Officer and President of the Company. It would be difficult for the Company to find adequate replacement for Mr. DeMatteo. In addition, the Company will need to attract and retain additional talented individuals in order to carry out its business objectives. The competition for such persons is intense and there are no assurances that these individuals will be available to the Company. The Company maintains key-man life insurance on Mr. DeMatteo in the sum of $1,000,000.

      13   Inadequate Product Liability Insurance. The Company faces potential liability in connection with the use of its products. The Company has purchased product liability insurance in the amount of $2,000,000. The Company believes that its present insurance coverage is sufficient for its current level of business operations. There can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse affect on the Company.

      14   Maintenance Criteria for Nasdaq Securities. The Nasdaq Stock Market,
Inc., which administers Nasdaq, has established the criteria for initial listing and continued eligibility on Nasdaq. In order to be listed and continue to be included on Nasdaq, the Company must maintain U.S. $2 million in total assets, a U.S. $200,000 market value of its public float and U.S. $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Shares and a minimum bid price of the Common Shares of U.S. $1 per share; provided, however, that, if the price of the Common shares falls below such minimum bid price, a company's securities will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least U.S. $1 million and the company has U.S. $2 million in capital and surplus. Furthermore, Nasdaq has made a proposal to adopt more stringent initial listing and maintenance criteria. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities on Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Commission that, if the Company fails to meet the criteria set forth in such rule, imposes varius sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. There can be no assurance that the Company will continue to meet the requirements for its securities to be listed on Nasdaq. (See "Penny Stock Regulations" below.)

      15   "Penny Stock" Regulations. The Commission has adopted regulations under The Exchange Act of 1934, as amended, which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities offered hereby are not listed on or are removed from Nasdaq, the Company's securities may be deemed to be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. These rules include disclosure requirements, record keeping duties, and monthly reporting requirements.

      The above-described rules may materially adversely affect the liquidity for the market of the Company's securities. Such rules may also affect the ability of broker-dealers to sell the Company's securities and may impede the ability of holders of the Common Stock (including, purchasers in this offering) to sell such securities in the secondary market. (See "Penny Stock Regulations.")

      16   Lack of Dividends. The Company has not previously paid any dividends on its shares and intends to follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business. Investors who anticipate the need for immediate dividend income from their investment in the common stock should refrain from the purchase of these securities.

      17   Future Issuance of Stock by the Company. The Company has authorized capital stock of 10,000,000 shares of Common Stock, and 100,000 shares of Preferred Stock (the "Preferred Stock"). As of the date hereof, there are 2,414,000 shares of Common Stock and no Preferred Stock issued and outstanding. The issuance of any shares of stock or related securities by the Company could have anti-takeover effects insofar as they could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. Further dilution may result upon the issuance or exercise of any options or warrants.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Shares being sold in this offering.

                               SELLING SHAREHOLDER

      An aggregate of up to 50,000 Common Shares may be offered by WR Consulting, Inc. ("WR Consulting"). WR Consulting will receive its shares in connection with the extension of WR Consulting's current agreement with the Company to provide financial, public relations, strategic planning, mergers and acquisition, and other investment banking services until December 31, 1998. WR Consulting is located at 130 Shore Road, Suite 107, Port Washington, New York 11050.

      An aggregate of up to 30,000 Common Shares may be offered by Tasin & Company, Inc. ("Tasin"). Tasin will assist the Company in soliciting the exercise of certain warrants and in lieu of commission payable to Tasin as the sales agent, the Company will issue 30,000 Common Shares to Tasin. Tasin is located at 1377 Motor Parkway, Hauppauge, New York 11788. In accordance herewith, WR Consulting and Tasin are Selling Shareholders.

                              PLAN OF DISTRIBUTION

      It is anticipated that the Common Shares covered by this Prospectus will be sold from time to time primarily in transactions on NASDAQ at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise at prices related to the prevailing market price or otherwise. If Common Shares are sold through brokers, the Selling Shareholder may pay customary brokerage commissions and charges. The Selling Shareholder may effect transactions by selling shares to or through broker-dealers, and such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Any sale of Common Shares by Selling Shareholders may be considered to be a distribution and subject to Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Rule 10b-6, then the Selling Shareholders might be required to cease making a market in the Company's equity securities for either two or nine trading days prior to a sale in such transactions.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

      The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.001 per share. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued against the consideration set forth in this Prospectus will be, fully paid and nonassessable.

                                  LEGAL MATTERS

      Certain legal matters relating to this prospectus will be passed upon for the Company by Moskowitz Altman & Hughes LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10K-SB for the year ended June 30, 1996 have been audited by Wiss & Company, LLP, independent certified public accountants, Livingston, New Jersey, as stated in their report which is incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TABLE OF CONTENTS

Available Information...................................................5
Certain Documents Incorporated by Reference.............................6
The Company.............................................................7
Risk Factors............................................................8
Use of Proceeds........................................................12
Selling Shareholder....................................................12
Plan of Distribution...................................................13
Description of Common Stock............................................13
Legal Matters..........................................................13
Experts................................................................14

                               DIASYS CORPORATION

                      ------------------------------------
                                   PROSPECTUS
                           ---------------------------

                                  80,000 SHARES
                                       OF
                                  COMMON STOCK

                                  JULY 25, 1997

0                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

            Registration Fee. ..................... $    172.73
            Accounting Fees and Expenses. .........    1,000.00
            Legal Fees and Expenses. ..............    7,500.00
            Printing Expenses. ....................    1,000.00
            Miscellaneous. ........................      327.27
                                                    -----------
                                       Total        $ 10,000.00
                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes corporations organized thereunder, such as the Company, to indemnify directors and officers against liabilities which they may incur in their capacities as such, including judgments, fines expenses and amounts paid in settlement of litigation. Said section provides that the indemnification authorized thereby is not exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or otherwise.

         Under the terms of the Company's Certificate of Incorporation, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of any director: (I) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall also not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         Under the terms of the Company's By-Laws, each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

         The following exhibits are incorporated herein by reference to the Company's Annual Report on Form 10K-SB for the fiscal year ended June 30, 1996:

Exhibit No.         Description
-----------         -----------

      5             Opinion of Moskowitz Altman & Hughes LLP

    23(a)           Consent of Wiss & Company, LLP

    23(b)           Consent of Moskowitz Altman & Hughes LLP

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut , on the 25th, day of July, 1997.

                                           DIASYS CORPORATION
                                           REGISTRANT


                                           By: /s/ Todd M. DeMatteo
                                               --------------------------------
                                               Todd M. DeMatteo, President
                                               and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd M. DeMatteo as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Todd M. DeMatteo                        July 25, 1997
--------------------------------
Todd M. DeMatteo
President, Chief Executive
Officer and Director


/s/ Walter Greenfield                       July 25, 1997
--------------------------------
Walter Greenfield,
Chief Scientist and Director


/s/ Conrad R. Shelnut                       July 25, 1997
--------------------------------
Conrad R. Shelnut
Secretary and Director


/s/ Robert Engel                            July 25, 1997
--------------------------------
Dr. Robert Engel
Director

/s/ Robert P. Carroll
---------------------------------           July 25, 1997
Robert P. Carroll
Director


/s/ Michael F. Primini                      July 25, 1997
---------------------------------
Michael F. Primini
Chief Financial Officer and
Assistant Secretary

                                 Exhibit Index

Exhibit No.
-----------

    5          Opinion of Moskowitz Altman & Hughes LLP

    23(a)      Consent of Wiss & Company, LLP

    23(b)      Consent of Moskowitz Altman & Hughes LLP